For the semi-annual period ended (a) September 30, 2005
File number (c) 811-05468



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on August 17,
2005. At such meeting the stockholders elected the two Class I
Directors, four Class II Directors and two Class III Directors.


a)	Election of Directors

					FOR		 	Withheld

		Judy A. Rice			14,405,854	289,349
		Richard A. Redeker		14,376,881	318,322
		Robert F. Gunia		14,407,697	287,506
		Robert E. La Blanc		14,387,825	307,378
		Douglas H. McCorkindale	14,392,885	302,318
		Robin B. Smith			14,359,002	336,201
		Linda W. Bynoe			14,407,364	287,839
		Stephen G. Stoneburn	14,371,204	323,999